Exhibit (g)(3)

VIA FACSIMILE

                                                                  March 19, 1999

Mr. A.P.M. van der Poel
Chairman and Chief Executive Officer
Philips Semiconductors International B.V.
P.O. Box 218, 5600 MD Eindhoven
The Netherlands

Dear Arthur:

In response to your letter of March 19, 1999, we will look forward to working out a process for discussions with you concerning these matters.

The most effective way to establish this process is to have your investment bankers and/or lawyers contact our counterparts. I have alerted our bankers/lawyers to be prepared for calls from your investment bankers and lawyers.

Very truly yours,

VLSI Technology, Inc.

Alfred J. Stein
Chairman and CEO

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